Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Plan Administrator

Gerstenslager Deferred Profit Sharing Plan:

We consent to the incorporation by reference in the Registration Statement (File Number 333-126179) filed on Form S-8 of Worthington Industries, Inc. and Gerstenslager Deferred Profit Sharing Plan (the “Plan”) of our report dated June 8, 2007 with respect to the Plan’s financial statements and supplemental schedule as of and for the years ended December 31, 2006 and 2005, which report appears in the annual report on Form 11-K for the Plan’s year ended December 31, 2006.

/s/ MEADEN & MOORE, LTD.
Certified Public Accountants

June 20, 2007
Cleveland, Ohio